YOUNG MICROBRUSH, LLC

February 5, 2007

Microbrush, Inc. 1376 Cheyenne Avenue Grafton, WI 53024 Attention: Gunnar Wallin	Gunnar Wallin 1376 Cheyenne Avenue Grafton, WI 53024
Phillip Mark 7806 Kingspointe Parkway Orlando, FL 32819

Dear Gunnar and Phil:

As a result of our discussions regarding the drafting mistake set forth in Section 3.4(c) of the Asset Purchase Agreement (as defined below), each of us has agreed to amend the Agreement for Purchase and Sale of Assets dated July 31, 2006, by and among Young Microbrush, LLC (“U.S. Buyer”), Young Microbrush Ireland Ltd. (“Irish Buyer”), Microbrush, Inc. (“U.S. Seller”), Microbrush International, Ltd. (“Irish Seller”), Gunnar Wallin and Phillip Mark (the “Asset Purchase Agreement”) as set forth below:

o	Section 3.4(c) is deleted in its entirety and Sections 3.4(d), 3.4(e) and 3.4(f) are accordingly renumbered 3.4(c), 3.4(d) and 3.4(e), respectively.

If the foregoing is acceptable please sign below.

Very truly yours,

YOUNG MICROBRUSH, LLC

By:/s/

Its: Vice President

Microbrush, Inc.

Gunnar Wallin

Phillip Mark

February 8, 2007

YOUNG MICROBRUSH IRELAND LTD.

By:/s/
Its:

Accepted and Agreed this

day of February 2007

MICROBRUSH, INC.

By: /s/ Gunnar Wallin

Its: President

MICROBRUSH INTERNATIONAL LTD.

By: /s/ Gunnar Wallin

Its:

/s/ Gunnar Wallin

Gunnar Wallin

/s/ Phillip Mark

Phillip Mark

JPT/jf